Exhibit 99.2

Pixelworks, Inc. 1Q 2024 Conference Call
Thursday, February 8, 2024

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2024 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the first quarter of 2024.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, May 14, 2024. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2023, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude stock-based compensation expense.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone joining us on today’s call.
In terms of our overall results, we had a solid first quarter. As outlined in today’s press release, total revenue was just above the midpoint of guidance and reflected the anticipated March quarter seasonality coming off record mobile revenue in the fourth quarter. Gross margin expanded nearly 600 basis points sequentially [to over 50%] due to a favorable shift in revenue mix toward our newer X7 Gen 2 visual processor combined with targeted product cost efficiencies and an increase in Truecut revenue. Together with well-managed operating expenses, we utilized minimal cash from operations during first quarter.
For a review of end markets, starting with our Mobile business. As previously mentioned, Mobile revenue for the quarter reflected the expected seasonality associated with customers’ launch cycles for new smartphone models. Year-over-year, mobile revenue was up nearly 200% and represented a record 61% of total revenue for the first quarter. This growth was driven by increased unit shipments of our X-series visual processors – including our newest X7 Gen 2 mobile visual processor and an increase in Truecut Motion licensing and motion grading services.
We have continued to expand and gain momentum with our IRX-branded gaming experience and ecosystem, which serves to further differentiate the inherent performance advantages and premium visual gaming experience that our mobile processors bring to customers’ smartphones. Introduced in the second half of last year, IRX, which is short for Image Rendering Xcelerator, is an end-to-end ecosystem solution that we established specifically for mobile gaming. The overall response and our resulting collaborations across industry-leading game engines and gaming studios have been encouraging. Since the introduction of IRX, our work with several leading gaming studios has resulted in a total of 9 IRX certified mobile games, and we’ve tuned our solution to optimize visual performance on over 100 IRX qualified mobile games. When played on an IRX enabled smartphone incorporating our X-series visual processor, IRX certified games deliver superior high visual quality. This provides a unique and more immersive gaming experience for mobile gamers, while also saving overall system power and extending battery life. In April, we announced that "Diablo Immortal”, a mobile game co-developed by Blizzard Entertainment and NetEase studios, was the latest game to incorporate our IRX rendering accelerator SDK solution. Based on our current pipeline of engagements with studios on new games, we are aiming to double the current number of IRX certified games by the end of this year – and among these we expect some of the highest global ranking mobile games to soon be IRX certified.
In terms of adoption, year-to-date we’ve announced a series of newly launched smartphones incorporating our mobile visual processors. First as highlighted on our last call, in early January the OnePlus Ace 3 smartphone was the first device launched incorporating our new X7 Gen 2. Also, as a reminder we entered 2024 focused on expansion beyond premium domestic models in China. Our two-pronged strategy includes increasing penetration of the mid- to lower-tier market as well as expanded adoption in models targeted for global markets. As evidence of our initial traction, in January OnePlus launched the global version of its OnePlus 12, representing the first flagship international model to incorporate both our X7 visual processor and IRX certification. Then, in April we announced our X5 Turbo visual processor was incorporated in vivo’s newly launched iQOO Z9 Turbo smartphone targeted at the mid-tier market segment. Leveraging our X5-series processor, the iQOO Z9 Turbo features differentiated frame rate optimization as well as diverse gaming display enhancement modes.
Most recently, we achieved a meaningful step toward international expansion with Transsion’s announced launch of its Infinix GT 20 Pro smartphone. With the incorporation of our X5-series processor, Transsion became our 5th tier-one mobile customer. More importantly, the Infinix GT 20 Pro represents the first integration of Pixelworks’ visual processing technology in a sub-$350 smartphone that is primarily targeted for emerging markets outside of China.
We are encouraged by these recently launched models in support of expanding our served available market. As we succeed in securing additional international models and penetration of sub-premium market segments, it will further complement our core strategy, which remains focused on delivering highly differentiated, market-leading visual display performance for the mobile market. With expansion of our served available market we have the opportunity to drive higher unit volumes, accelerated ecosystem development and more robust future growth.
Next, I want to cover updates on our other businesses, then I will circle back with some additional comments about our near-term expectations for mobile as part of my closing remarks.
Turning to TrueCut Motion. As highlighted on our previous conference call, in late January we announced a multi-year agreement with Walt Disney Studios to bring a collection of TrueCut Motion graded titles to select home entertainment devices – the first device being the Apple Vision Pro. Securing Disney as our first home entertainment ecosystem partner was a significant milestone for TrueCut Motion. Today, Apple Vision Pro users can watch the motion graded versions of “Avatar” and “Avatar: The Way of Water” on both the Disney plus and Apple TV plus streaming apps.
In the three months since our announcement with Walt Disney Studio, three additional new titles have been released to premium format theaters in TrueCut Motion’s cinematic high-frame-rate format. In February, Matthew Vaughn’s “Argylle”, which was produced by Apple Original Films in association with MARV, was distributed globally by Universal Pictures. Then in March, DreamWorks Animation's “Kung Fu Panda 4” was released by Universal Pictures in TrueCut Motion format in select premium theaters. Most recently, Legendary Pictures’ “Godzilla x Kong: New Empire” was released globally by Warner Bros. to select premium theaters.
Additionally, in collaboration with our industry partner Christie, in April we demonstrated these titles in TrueCut Motion format at CinemaCon in Las Vegas utilizing a mock-theater equipped with a world-class CINITY Cinema System. These demos received a very positive response from exhibitors and also served as further industry validation that TrueCut Motion is THE leading premium format.
Our near-term focus remains on bringing more high-value titles to theaters as well as home entertainment in TrueCut Motion format over the coming months and quarters, while also continuing to engage prospective content distributions and consumer device ecosystem partnerships.
Shifting to our Home and Enterprise business, which is predominantly comprised of our visual processor SoCs for the 3LCD digital projector market. Revenue was in line with our expectations and consistent with typical first quarter seasonality, reflecting the standard practice of managing-down internal inventories by Japanese OEM customers in advance of their fiscal year-end. Compared to the first quarter of 2023, Home and Enterprise revenue was down slightly due to lower contribution from our legacy Video Delivery solutions, with sales into the Projector market effectively flat year-over-year.
As indicated by Home and Enterprise revenue, end market demand for digital projectors has seemingly stabilized in recent quarters. However, the past several years have represented a challenging environment for the professional projector market, resulting in a steady consolidation of 3-LCD market share by the industry’s leading manufacturer and also our largest projector customer.
At the end of April, this same projector customer completed final testing and evaluation on production samples of our co-developed next-generation projector SoC. I’m pleased to report that we received acceptance on the new SoC, and it will go into volume production in support of our customer’s first two models during the second half of this year. I want to briefly emphasize the significance of this new product milestone, while also recognizing our talented and dedicated team that made this multi-year development project a success.
Our customer’s transition to the new SoC from the prior generation will be gradual as new projector models are introduced to market. As a result, this SoC will drive revenue over the course of several years, and effectively extends the runway for our profitable projector business through the latter part of this decade.
Before handing over the call to Haley, I want to take a minute to discuss our current outlook based on two recent developments impacting our near-term mobile business. First, our largest mobile customer over the past two quarters recently informed us of a near term reduction in their demand compared to our previous expectations. In short, this customer has encountered some unique sales challenges on recently launched models that are completely unrelated to Pixelworks. Due to their slower than anticipated sell through, they are pausing orders until their current and soon to be released production models consume existing inventory. We expect this pause to extend into calendar Q3.
Separately, we are experiencing a delay on the market introduction of our next-generation mobile visual processor. As alluded to in the past, we’ve been aggressively working on this, yet to be announced, new product for the last two years. It will be by far the most advanced, and we believe market disruptive, visual processor that Pixelworks has introduced. In addition to being our first-ever processor designed in TSMC’s 12-nanometer LLP process, it integrates a highly advanced feature set that with the collaboration of our IRX ecosystem partners will bring a fully immersive desktop “like” gaming experience to mobile devices. Our targeted timeline for releasing this next-generation processor was the end of the current quarter, however a few technical hurdles have required pushing-out its production release to later in the year. As a result, we are unfortunately going to miss a couple of customers’ design-in windows for new premium models in the back-half of 2024 that we previously anticipated securing. Despite this delay, we still have multiple customers that are excited about our next-gen solution, and they remain engaged for incorporating it in subsequently planned models.
While these two developments are obviously very disappointing, I want to emphasize that IRX ecosystem engagement is at an all-time high. I would also add that these respective headwinds primarily impact the timing of our previous expectations, including near-term revenue, and they do not change our strategy nor our longer-term growth potential. With that said, given the anticipated short-term drawdown in revenue, we are reviewing our near-term OpEx and areas to maximize operational efficiencies. Apart from the current headwinds, we are very pleased with the previously discussed expansion of our two-pronged mobile strategy, and we also remain very confident in the ability of our growing IRX ecosystem to drive increasing adoption of our current and future mobile visual processors.
With that, I’ll pass the call to Haley to review the financials and provide our detailed guidance for the second quarter.
Haley Aman
Thank you, Todd.
Revenue for the first quarter of 2024 was $16.1 million, which was just above the midpoint of our guidance. Year-over-year, total revenue for the first quarter increased 61%, driven by strong growth in Mobile.
The breakdown of revenue in the first quarter was as follows:
•Revenue from Mobile was approximately $9.8 million or 61% of total revenue, and was comprised primarily of shipments of our X5 and X7 series of visual processors as well as revenue contribution from a series of recent TrueCut motion grading services and licensing engagements.
•Home and Enterprise revenue was approximately $6.2 million.
First quarter non-GAAP gross profit margin expanded almost 600 basis points sequentially to 50.7%, from 44.8% in the fourth quarter of 2023, and compared to 44.1% in the first quarter of 2023. The sequential and year-over-year improvement in gross margin primarily reflected a higher mix of revenue from newer-generation mobile visual processors in the quarter, increased Truecut licensing revenue as well as the benefit of manufacturing cost efficiencies with our suppliers.
Non-GAAP operating expenses were $12.6 million in the first quarter, compared to $12.0 million in the prior quarter and $13.6 million in the first quarter of 2023. Comparing sequential quarters, fourth quarter operating expenses reflected the final credit to R&D related to the co-development agreement with our largest projector customer.

On a non-GAAP basis, first quarter 2024 net loss was $4.0 million, or a loss of ($0.07) cents per share, compared to a net loss of $2.6 million, or a loss of ($0.05) cents per share, in the prior quarter, and a net loss of $8.2 million, or a loss of ($0.15) cents per share, in the year ago first quarter.
Adjusted EBITDA for the first quarter of 2024 was a negative $3.2 million, compared to a negative $1.9 million in the fourth quarter and a negative $7.8 million in the first quarter of 2023.
Turning to the balance sheet, we ended the first quarter with cash and cash equivalents of $46.2 million, compared to $47.5 million at the end of the fourth quarter. While the Company had a small sequential decrease in cash balance, I would like to highlight that Pixelworks’ Shanghai subsidiary achieved positive cash flow from operations for the first quarter of 2024.
Shifting to our current expectations and guidance for the second quarter of 2024.
As Todd discussed, total revenue for the second quarter will be lower than previously anticipated primarily a result of the near-term headwinds in our mobile business. Considering these factors and based on our existing backlog, we currently expect total revenue for the second quarter to be in a range of between $8.0 million and $9.0 million. I also want to emphasize that we believe the headwinds impacting second quarter mobile revenue are near-term, and we expect a return to sequential growth in the second half of the year.
In terms of gross profit margin. For the second quarter, we anticipate non-GAAP gross profit margin to be between 50% and 52%.
We expect operating expenses in the second quarter to range between $12.5 million and $13.5 million on a non-GAAP basis.
Lastly, we expect second quarter non-GAAP EPS to range between a loss of ($0.16) cents per share and a loss of ($0.13) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.